Exhibit 10.2

Replacement Revolving Note

$15,000,000.00	Date: December 6, 2016

For Value Received, Hurco Companies, Inc., an Indiana corporation (“Borrower”), hereby promises to pay to the order of JPMorgan Chase Bank, N.A. (the “Lender”), or its successors and assigns, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in lawful money of the United States of America and in immediately available funds, at the place specified in Article II of the Agreement, or at such other place as the holder hereof may designate in writing, together with interest on the unpaid principal balance existing from time to time at the per annum rates and on the dates set forth in the Agreement. Borrower shall pay the principal and accrued and unpaid interest on the Loans in full on the Maturity Date.

This Note is one of the notes issued pursuant to, is entitled to the benefit of, and is subject to the provisions of that certain Credit Agreement dated December 7, 2012, as amended, and as amended of even date herewith among Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, and as the same may be further amended and/or restated from time to time, the “Agreement”), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including, without limitation, the terms and conditions under which this Note may be prepaid or its Maturity Date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

Subject to any applicable grace or cure period set forth in the Agreement, if Borrower fails to make the payment of any installment of principal or interest, as provided in the Agreement, or upon the occurrence of any other Event of Default, then in any of such events, or at any time thereafter prior to such Event of Default being cured, the entire principal balance of this Note, and all accrued and unpaid interest thereon, irrespective of the maturity date specified herein or in the Agreement, together with reasonable attorneys' fees and other costs incurred in collecting or enforcing payment or performance hereof and with interest from the date of an Event of Default on the unpaid principal balance hereof at the Event of Default rate specified in Section 2.12 of the Agreement, shall, at the election of the Required Lenders (except as otherwise provided for automatic acceleration on the occurrence of certain Events of Default specified in the Agreement), and without relief from valuation and appraisement laws, become immediately due and payable.

Borrower and all endorsers, guarantors, sureties, accommodation parties hereof and all other parties liable or to become liable for all or any part of this indebtedness, severally waive demand, presentment for payment, notice of dishonor, protest, notice of protest, and notice of nonpayment of this Note and expressly agree that this Note and any payment coming due hereunder may be extended or otherwise modified from time to time without in any way affecting their liability hereunder.

This Note shall be governed by, and shall be construed in accordance with, the laws of the State of Indiana.

This Note replaces that certain Revolving Note dated December 7, 2012 from Borrower to the Lender in the face amount of $12,500,000, and continues to evidence the indebtedness evidenced by such Revolving Note.

Notice of acceptance of this Note by the Lender is hereby waived.

In Witness Whereof, Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first hereinabove written.

Hurco Companies, Inc.

By:	/s/ Sonja K. McClelland

Title:	Chief Financial Officer